Exhibit 99.1

Contacts:

Roger A. Barnes Executive Vice President/CFO Riverstone Networks, Inc. 408/878-6500	[Howard Kalt Kalt Rosen & Co. 415/397-2686]

RIVERSTONE NETWORKS ANNOUNCES CONSENT SOLICITATION AND REDEMPTION OF NOTES

SANTA CLARA, Calif., March 30, 2005 – Riverstone Networks, Inc. (“Riverstone”) (RSTN.PK), a leading provider of Carrier Ethernet Networks, today announced that it has delivered to U.S. Bank National Association, (the “Indenture Trustee”) a Consent Solicitation, Redemption Notice and Information Statement (“Information Statement”) and an accompanying form of Consent and Letter of Transmittal (the ”Consent”) to be furnished to holders of record (the “Noteholders”) at the close of business on March 21, 2005 (the “Record Date”) of Riverstone’s 3¾% Convertible Subordinated Notes (the “Notes”), in connection with the solicitation of Consents (the “Consent Solicitation”) under the Indenture dated as of November 21, 2001 (the “Indenture”).

Consent is being sought to amend the Indenture to permit Riverstone the right to redeem, at par, Notes of Noteholders that deliver Consents (the “Consenting Noteholders”), in an aggregate principal amount of $65,875,000 of the outstanding $131,750,000, on a pro rata basis in proportion to the principal amount of Notes held by each Consenting Noteholder on the Record Date (the “Redemption”), together with accrued and unpaid interest (and liquidated damages) from (and including) December 1, 2004, to (but excluding) the date of redemption, currently anticipated to be on or about May 5, 2005 (the “Redemption Date”). On and after the Redemption Date, interest and liquidated damages will cease to accrue on the principal amount of Notes redeemed from Consenting Noteholders.

The Consent Solicitation expires at 5:00 p.m., New York City time, on May 2, 2005 (the ”Expiration Date”). Riverstone may extend the Expiration Date at any time and from time to time, by giving notice to the Indenture Trustee on the next business day after the previously announced Expiration Date. Any such extension will be followed as promptly as practicable by a notice thereof by Riverstone by press release or written notice to the Noteholders.

The Notes must be delivered by Noteholders to the Indenture Trustee, which is acting as paying agent, in accordance with the instructions and procedures set forth in the Information Statement and the Consent. Because Riverstone will redeem the Notes at par rather than at the premium set forth in the Indenture, the amendments to the Indenture and the Redemption will apply only to Consenting Noteholders.

The Consent Solicitation and the Redemption is being carried out pursuant to the previously announced Settlement Agreement, dated as of March 23, 2005, by and among the Indenture Trustee, in its capacity as trustee of the Noteholders, Highbridge International LLC and Mackay

Shields LLC (together, the “Majority Noteholders”) and Riverstone which provides for the settlement of Riverstone’s pending Noteholder litigation. Under the terms of the Settlement Agreement, Riverstone has also agreed to pay the Majority Noteholders and the Indenture Trustee the aggregate amount of $675,000 to offset and pay for all of the Majority Noteholders’, and a portion of the Indenture Trustee’s, attorneys’ fees and disbursements incurred in connection with the aforementioned litigation and matters related thereto (including the Settlement Agreement and the Consent Solicitation). The remaining $65,875,000 in proceeds from the November 2001 debt offering not being redeemed in accordance with the Settlement Agreement will be due December 1, 2006, consistent with the terms of the Indenture. As of February 26, 2005, the Company held cash equivalents and marketable securities totaling $223.3 million.

The solicitation is being made solely by the Information Statement. This announcement is neither an offer to sell nor a solicitation of an offer to purchase any of the Notes or any of Riverstone’s common shares and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Riverstone Networks, Inc.

Riverstone (RSTN.PK) is a leading provider of carrier Ethernet infrastructure solutions for business and residential communications services. Riverstone’s Ethernet router portfolio uniquely delivers the reliability that allows carriers to meet the triple play - voice, video and data - service requirements of their customers in a cost-effective and scalable way. Riverstone allows carriers to offer new services over existing revenue-generating networks permitting them to evolve to a next generation Ethernet infrastructure.

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Safe Harbor Statement

Except for the historical information contained herein, the matters set forth in this press release, including without limitation statements regarding the Consent Solicitation to amend the Indenture, the redemption of the Notes and the decision of each Noteholder to give its Consent, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include unknown events that may occur during the course of, or after, the Consent Solicitation and redemption, as well as reasons known only to the Noteholders that may affect their respective decisions whether to accept in the amendments to the Indenture and the redemption, along with those risks and uncertainties detailed from time to time in Riverstone’s SEC reports, including the reports on Form 10-Q and Form 8-K filed on September 2, 2004. The company assumes no obligation to update or revise these forward-looking statements.

Riverstone Networks is a registered trademark of Riverstone Networks, Inc. All other trademarks, service marks and trade names belong to their respective owners.

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